Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-266053

CALAMOS AKSIA ALTERNATIVE CREDIT AND INCOME FUND

(the “Fund”)

Supplement dated April 13, 2026

to the Fund’s Prospectus and Statement of Additional Information dated October 14, 2025

This supplement updates certain information contained in the Fund’s prospectus and statement of additional information and should be attached to the prospectus and statement of additional information, as applicable, and retained for future reference.

Capitalized terms not defined herein have the same meaning as in the Fund’s prospectus and statement of additional information, as applicable.

Effective April 13, 2026 (the “Effective Date”), State Street Bank and Trust Company (“State Street”) will become the administrator and custodian to the Fund, and U.S. Bank Global Fund Services (“US Bank”) will become the transfer agent for the Fund. In connection with this change, as of the Effective Date, the Fund’s prospectus and statement of additional information (“SAI”) are amended as follows:

Prospectus

References to UMB Fund Services, Inc. (“UMBFS”) as the administrator throughout the prospectus are hereby globally replaced with references to State Street.

References to UMBFS as the “care of” address for shareholder inquiries on the cover page and under the “THE FUND” and “INQUIRIES” sections of the prospectus are hereby deleted, and references to the telephone number for such inquiries are replaced with “1.866.363.9219.” The fourth and fifth sentences of the fourth-to-last paragraph of the cover page are replaced in their entirety with the following:

The Statement of Additional Information and the Fund's annual and semi-annual reports and other information filed with the SEC, can be obtained upon request and without charge by writing to the Fund at Calamos Aksia Alternative Credit and Income Fund, c/o 2020 Calamos Court, Naperville, Illinois 60563, Client Services, 4th Floor, or by calling toll-free 1.866.363.9219. Investors may request the Fund's Statement of Additional Information, annual and semi-annual reports and other information about the Fund or make Shareholder inquiries by calling 1.866.363.9219 or by visiting www.calamos.com or www.acprivatemarkets.com.

The sole paragraph under each of the “SUMMARY OF TERMS – Fund Accounting and Administration Expenses” and “MANAGEMENT OF THE FUND – Administrative Services” sections of the prospectus is deleted and replaced in its entirety with the following:

The Fund has retained State Street Bank and Trust Company (the “Administrator”) to provide it with certain administrative and accounting services. The Administrator provides such services to the Fund pursuant to an administration agreement between the Fund and the Administrator (the “Administration Agreement”). In consideration for these services, the Administrator is paid a monthly fee calculated based on the average net asset value of each fund within the fund complex, subject to certain minimums and reimbursements to the Administrator for out-of-pocket expenses (the “Administration Fee”). The Administration Fee is paid to the Administrator out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. The Administration Fee and the other terms of the Administration Agreement may change from time to time as may be agreed to by the Fund and the Administrator. During the fiscal period ended March 31, 2025, the Fund’s administrator was UMB Fund Services, Inc. (“UMBFS”) and the Fund paid $373,227 in fees for these services. The Administration Agreement may be terminated by either party without penalty upon 90 days' written notice to the other party prior to the expiration of the initial term or any renewal date, as the case may be.

References to UMBFS as the transfer agent or dividend paying agent throughout the prospectus, including under the “SUMMARY OF TERMS – Dividend Reinvestment Plan,” “MANAGEMENT OF THE FUND – Custodian and Transfer Agent,” “PURCHASING SHARES – By Mail – Initial Investment,” and “DISTRIBUTIONS – Dividend Reinvestment Plan” sections of the prospectus, are hereby globally replaced with references to US Bank.

References to the UMBFS telephone number in the second sentence of the sole paragraph under “SHARE REPURCHASE PROGRAM – Repurchase Price,” as well as the sixth sentence of the second paragraph and the last sentence of the third paragraph under “DESCRIPTION OF CAPITAL STRUCTURE — By Mail — Initial Investment,” are each hereby replaced with “1.800.435.6152.” The third sentence of the third paragraph under “SUMMARY OF TERMS – Valuations” and the third sentence of the last paragraph under “DETERMINATION OF NET ASSET VALUE” are each deleted and replaced in their entirety with the following:

For information on the Fund's daily NAV, please call the Fund toll-free at 1.800.435.6152.

The following sentence is hereby added immediately prior to the last sentence of the first paragraph under “DISTRIBUTIONS – Dividend Reinvestment Plan”:

Any written request received later than such time may be processed by the Transfer Agent but is not guaranteed.

The last paragraph under “DISTRIBUTIONS – Dividend Reinvestment Plan” is hereby deleted and replaced in its entirety with the following:

All correspondence concerning the DRP should be directed to the Transfer Agent at 1.800.435.6152.

References to UMB Bank, N.A. (“UMB”) as the custodian under the “SUBSIDIARIES” and “MANAGEMENT OF THE FUND – Custodian and Transfer Agent” sections of the prospectus are hereby replaced with references to State Street. The first and second paragraphs under “MANAGEMENT OF THE FUND – Custodian and Transfer Agent” are hereby deleted and replaced in their entirety with the following:

State Street Bank and Trust Company, which has its principal office at One Congress Street, Suite 1, Boston, MA 02114, serves as custodian for the Fund.

U.S. Bank Global Fund Services, which has its principal office at U.S. Bank Global Fund Services, c/o Calamos Aksia, 615 E. Michigan Street, 3rd Floor, Milwaukee, WI 53202, serves as the Fund's transfer agent and dividend paying agent.

References to the UMBFS mailing address and UMB wiring instructions under “DESCRIPTION OF CAPITAL STRUCTURE — By Mail — Initial Investment” are hereby deleted and replaced with the contact information for US Bank as set forth below:

Mailing Address for Account Applications:

U.S. Bank Global Fund Services, c/o Calamos Aksia

615 E. Michigan Street,

3rd Floor, Milwaukee, WI 53202

Wiring Instructions:

SWIFT Code	USBKUS44IMT
ABA Routing Number	091000022
Account Number	167504958254
Account Name	U.S. BANCORP FUND SERVICES, LLC FBO CALAMOS AKSIA ALTERNATIVE CREDIT AND INCOME FUND
FFC	INVESTOR NAME – FUND ID – ACCOUNT NUMBER

Statement of Additional Information

References to UMBFS as the “care of” address for shareholder inquiries on the cover page and under the “FINANCIAL STATEMENTS” section of the SAI are hereby deleted, and references to the telephone number for such inquiries are replaced with “1.866.363.9219.” The sixth sentence of the second paragraph on the cover page of the SAI is hereby deleted and replaced in its entirety with the following:

A copy of the Prospectus and Annual Report may be obtained upon request and without charge by writing to the Fund at Calamos Aksia Alternative Credit and Income Fund c/o 2020 Calamos Court, Naperville, Illinois 60563, Client Services, 4th Floor, or by calling toll-free 1.866.363.9219 or by accessing the Fund's website at www.calamos.com or www.acprivatemarkets.com.

The second sentence of the first paragraph under “FINANCIAL STATEMENTS” on page F-1 of the SAI is replaced in its entirety with the following:

The Fund's annual report can be obtained upon request and without charge by writing to the Fund at Calamos Aksia Alternative Credit and Income Fund, c/o 2020 Calamos Court, Naperville, Illinois 60563, Client Services, 4th Floor, or by calling toll-free 1.866.363.9219.

Additionally, effective immediately, the third-to-last paragraph on the cover page of the prospectus is deleted its entirety and replaced with the following:

The Advisor and the Fund rely on exemptive relief to, among other things, (i) designate multiple classes of Shares; (ii) impose on certain of the classes an early withdrawal charge and schedule waivers of such; (iii) impose class specific annual asset-based distribution fees on the assets of the various classes of Shares to be used to pay for expenses incurred in fostering the dividend of the Shares of the particular class; and (iv) to participate in certain privately negotiated co-investment transactions alongside certain other funds that are advised by the Advisor, the Sub-Advisor or their respective affiliates, subject to the terms and conditions of the exemptive relief.

The second sentence of the sole paragraph under the “INVESTMENT OBJECTIVE, OPPORTUNITIES AND STRATEGIES – Co-Investment Exemptive Relief” section of the prospectus is deleted in its entirety and replaced with the following:

The exemptive relief permits the Fund to participate in certain privately negotiated co-investment transactions alongside certain other funds that are advised by the Advisor, the Sub-Advisor or their respective affiliates, subject to the terms and conditions of the exemptive relief.

There are no other changes to the prospectus or statement of additional information.

Please keep this Supplement for future reference.